AMERICA FIRST APARTMENT INVESTORS, INC ANNOUNCES THIRD QUARTER DIVIDEND DECLARATION

Omaha, Neb., August 26, 2005 — America First Apartment Investors, Inc. (NASDAQ: APRO) (the “Company”), a multifamily real estate investment trust, today announced the Board of Directors has declared a regular quarterly dividend in the amount of $0.25 per share to be paid on October 31, 2005 to shareholders of record on September 30, 2005.

Additionally, the following is a discussion of results for the quarter ended June 30, 2005 as presented in the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 8, 2005.

Highlights for the quarter:

•	Net losses for the three and six months ended June 30, 2005 were $507,000 or $0.05 per share and $1,488,000, or $0.14 per share, respectively. This compares to net losses of $201,000 or $0.03 per share and $182,000 or $0.03 per share for the three and six months June 30, 2004. The increase in net loss is attributable to increased amortization of in-place lease intangibles of $555,000 and $1,814,000 for the three and six months ended June 30, 2005. The in-place lease intangibles represent the value assigned to the existing leases at acquired properties including the 14 properties acquired by the Company in June 2004 through its acquisition of America First Real Estate Investment Partners, L.P and the December 2004 acquisition of Arbor Hills. These increases were partially offset by improved real estate operating margins.

•	Funds From Operations (“FFO”) increased to $2.7 million and $5.3 million for the three and six months ended June 30, 2005, compared to $1.7 million and $3.0 million for the three and six months ended June 30, 2004. On a per share basis, FFO was $0.26 and $0.51 for the three and six months ended June 30, 2005 and 2004.

•	Average annualized rent per apartment increased from $7,125 for the six months ended June 30, 2004 to $7,337 for the six months ended June 30, 2005. Economic occupancy for the portfolio rose from 81% a year ago to 82%. Real estate operating contribution, defined as the excess of rental revenues over real estate operating expenses as a percentage of rental revenues, increased from 45% in the second quarter of 2004 to 53% in 2005.

•	The Company is actively repositioning its property portfolio. Since June 1st, the company has entered into the following transactions.

•	Divestitures

•	On August 9, 2005, the Company completed the sale of the Park Trace Apartments for approximately $14.5 million. This transaction has resulted in a gain on the sale of approximately $3.5 million.

•	On July 28, 2005, the Company signed a purchase and sale agreement to sell The Retreat Apartments for $8.7 million. This transaction is expected to close by September 30, 2005 and is expected to result in a gain of approximately $1.5 million.

•	Acquisitions

•	Tregaron Oaks, a 300 unit complex, was acquired on August 3, 2005 for $19.4 million.

•	On June 3, 2005, purchase and sale agreements were signed to acquire a 192 unit apartment community called The Reserve at Wescott Plantation and approximately 9 acres of land available for future development adjacent to the property for a total of $17.4 million. This transaction is expected to be completed by September 1, 2005.

Management Comments

“For the past several years, the Company’s financial results have been negatively impacted by soft market conditions. During the first six months of 2005, market conditions have begun to improve in many of the markets in which our properties are located. Average annualized rent per apartment has climbed due to reduced concessions and rent increases while the internalization of the property management operations has improved our real estate operating margin.” stated Jack Cassidy, President and CEO, “The Park Trace sale and the forthcoming sale of the Retreat represent a strategic portfolio repositioning out of the Atlanta market. We expect that these types of strategic sales may continue in the future. Additionally, given the significant price appreciation we have seen in certain markets, we are pursuing select property sales to realize some of these exceptional gains.”

The Company will continue to employ a prudent, disciplined approach toward property acquisitions and divestitures. To the extent possible, the Company will defer the taxable gains on the divestitures by entering into section 1031 exchanges.

The following table provides a reconciliation of the Company’s net loss, as determined in accordance with Generally Accepted Accounting Principals, and FFO for the periods set forth (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net loss	$(507)	$(201)	$(1,488)	$(182)
Depreciation expense	2,139	1,325	4,283	2,393
In-place lease amortization	907	352	2,166	352
Depreciation and amortization
of discontinued operations	178	264	357	441

Funds from Operations	$2,717	$1,740	$5,318	$3,004

Shares outstanding	10,511	6,746	10,511	5,910

Funds from Operations per share	$0.26	$0.26	$0.51	$0.51

FFO is calculated in accordance with the definition of FFO that is recommended by the National Association of Real Estate Investment Trusts (“NAREIT”). To calculate FFO under the NAREIT definition, depreciation and amortization expenses related to the Company’s real estate, gains or losses realized from the disposition of depreciable real estate assets, and certain extraordinary items are added back to the Company’s net income. The Company believes that FFO is an important non-GAAP measurement because FFO excludes the depreciation expense on real estate assets and real estate generally appreciates over time or maintains residual value to a much greater extent than other depreciable assets such as machinery or equipment. Additionally, other real estate companies, analysts and investors utilize FFO in analyzing the results of real estate companies.

While the Company uses the NAREIT definition of FFO, the Company’s FFO may not be comparable to other REITs or real estate companies with similar assets. This is due in part to the differences in capitalization policies used by different companies and the significant effect these capitalization policies have on FFO. Real estate costs incurred in connection with real estate operations which are accounted for as capital improvements are added to the carrying value of the property and depreciated over time whereas real estate costs that are expensed are accounted for as a current period expense. This affects FFO because costs that are accounted for as expenses reduce FFO. Conversely, real estate costs that are capitalized and depreciated are added back to net income to calculate FFO. Prior to 2005, the Company’s capitalization policy was to treat most recurring capital improvements, such as appliances, vinyl flooring and carpet as expenses, and this may cause the Company’s historically reported FFO to be lower than peer companies that capitalize recurring improvements of these types.

Although the Company considers FFO to be a useful measure of its operating performance, FFO should not be considered as an alternative to net income which is calculated in accordance with GAAP.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located throughout the United States. Its portfolio currently includes 29 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.